UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 22, 2015

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California  92705

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2015, Iteris, Inc. (the “Company”) announced that it appointed Joe Bergera, age 51, to serve as the Company’s President and Chief Executive Officer effective September 23, 2015.  Kevin Daly, the Company’s interim CEO, will cease serving as an officer of the Company immediately prior to the effective date of Mr. Bergera’s appointment but will continue to serve on the Company’s Board of Directors (the “Board”).  Mr. Bergera will also be appointed to the Board immediately following the Company’s 2015 annual stockholders meeting on September 24, 2015.  A copy of the press release issued by the Company regarding Mr. Bergera’s appointment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Mr. Bergera has over 20 years of experience in technology and has held a series of executive roles in global software and service companies.  Prior to joining the Company, Mr. Bergera served as Group Vice President, Software of Roper Technologies, Inc. (formerly, Roper Industries) since September 2011 and as President of iTradeNetwork, a Roper subsidiary, since August 2013.  He was the Executive Vice President and General Manager, Tax Solutions at CCH Wolters Kluwer from March 2011 to September 2011 and served in senior executive positions with Sage Software from 2004 to March 2011, most recently as Executive Vice President, Global CRM.  Mr. Bergera holds a B.A. degree in Government from Colby College, an M.B.A. from the Booth School of Business at the University of Chicago and an A.M. in Public Policy from the Harris School of Public Policy at the University of Chicago.

In connection with his hiring, the Company entered into an employment agreement with Mr. Bergera dated September 8, 2015 (the “Agreement”), pursuant to which Mr. Bergera will receive an annual base salary of $385,000, which may be increased from time to time at the discretion of the Compensation Committee of the Board.  Mr. Bergera will also be eligible to participate in the Company’s executive bonus plan as then in effect and his potential bonus for each year will be established annually by the Board or a committee of the Board, provided that the bonus potential for the fiscal year ending March 31, 2016 will be $300,000, of which $150,000 shall be guaranteed and paid on January 31, 2016 provided that Mr. Bergera is employed by the Company as of such date.  The initial term of the Agreement shall be for a period of three years but will renew for successive one year periods until September 2025 unless either the Company or Mr. Bergera provides written notice of non-renewal at least 30 days prior to the end of the initial term or renewal term, as applicable.

Subject to the approval of the Compensation Committee, Mr. Bergera will also receive an option grant under the Company’s 2007 Omnibus Incentive Plan, as amended, to purchase up to 1,350,000 shares of the Company’s common stock (the “Option”), which option will vest in four equal annual installments.  The exercise price for the Option shall be equal to the closing sales price of the Company’s common stock on the date of the grant of the Option.

If during the initial term of the Agreement or any renewal term, Mr. Bergera’s employment with the Company is terminated without Cause (as such term is defined in the Agreement), Mr. Bergera will be entitled to receive (i) salary continuation payments for the twelve months following his termination, (ii) a lump sum payment equal to the pro-rated portion of his target bonus established by the Compensation Committee of the Board for the fiscal year in which his employment is terminated and (iii) reimbursement for the cost of COBRA coverage for a period of up to twelve months following the termination.  If Mr. Bergera is terminated without Cause or resigns for Good Reason within twelve months following a Change in Control (as such capitalized terms are defined in the Agreement) (such termination or resignation, a “CIC Termination”), Mr. Bergera will be entitled to receive (i) a lump sum payment equal to 125% of his base salary as then in effect, (ii) a lump sum payment equal to the pro-rated portion of his target bonus established by the Compensation Committee of the Board for the fiscal year in which the CIC Termination occurs, (iii) reimbursement for the cost of COBRA coverage for a period of up to twelve months following the CIC Termination, and (iv) acceleration of the vesting of the Option.  In addition, upon termination of his employment due to death, Mr. Bergera’s estate or beneficiaries will be entitled to receive salary continuation payments in the aggregate equal to 50% of his then current base salary.

The foregoing description of the Agreement is not complete and is subject to, and qualified in its entirety by, the full text of such Agreement, a copy of each of which is attached hereto as an exhibit and the terms of which are incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated September 8, 2015 between Iteris, Inc. and Joe Bergera

99.1	Press Release of Iteris, Inc. dated September 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 22, 2015

ITERIS, INC.,
a Delaware corporation

By:	/S/ ANDREW SCHMIDT
Andrew Schmidt
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated September 8, 2015 between Iteris, Inc. and Joe Bergera

99.1	Press Release of Iteris, Inc. dated September 22, 2015